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                                Exhibit 3(a)(i)


                            CERTIFICATE OF CORRECTION
                       FILED TO CORRECT A CERTAIN ERROR IN
              THE RESTATED AND AMENDED CERTIFICATE OF INCORPORATION
                     OF LAIDLAW ENVIRONMENTAL SERVICES, INC.
                  FILED IN THE OFFICE OF THE SECRETARY OF STATE
                           OF DELAWARE ON MAY 13, 1997

Laidlaw Environmental Services, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

         DOES HEREBY CERTIFY:

          1.   The name of the corporation is Laidlaw Environmental Services,
                                              Inc.
                                              ----------------------------------

          2.   That a Restated and Amended Certificate of Incorporation
                      -------------------------------------------------
                           (Title of Certificate Being Corrected)

was filed by the Secretary of State of Delaware on May 13, 1997 and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

          3. The inaccuracy or defect of said Certificate to be corrected is as follows:

           There were several typographical errors in Article Seventh of the Certificate as originally filed.
--------------------------------------------------------------------------------
            (Make a general statement as to the inaccuracy or defect)

          4. Article SEVENTH of the Certificate is corrected to read as follows:
                     -------

                             SEE ATTACHED EXHIBIT A.



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     IN WITNESS WHEREOF, said Laidlaw Environmental Services, Inc. has caused this Certificate to be signed by Henry H. Taylor, its Vice President, General Counsel and Secretary, this 15th day of October, 1997.

                                   Laidlaw Environmental Services, Inc.

                                   By:  /s/ Henry H. Taylor
                                        --------------------------------------
                                        Henry H. Taylor, Vice President,
                                        General Counsel and Secretary


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                                    EXHIBIT A

     "SEVENTH: The property and business of this corporation shall be managed by a Board of up to ten (10) directors. The directors shall be divided into three classes. The first class (Class I) shall consist of four (4) directors and the term of office of such class shall expire at the next Annual Meeting of Stockholders. The second class (Class II) shall consist of three (3) directors and the term of office of such class shall expire at the Annual Meeting of Stockholders one year thereafter. The third class (Class III) shall consist of three (3) directors and the term of office of such class shall expire at the Annual Meeting of Stockholders two years thereafter. At each annual election, commencing at the next Annual Meeting of Stockholders, the successors of the class of directors whose term expires at that time shall be elected to hold office for the term of three years to succeed those whose term expires, so that the term of office of one class of directors shall expire in each year. Each director shall hold office for the term for which he is elected or appointed or until his successor shall be elected and qualified, or until his death or until he shall resign. Directors need not be stockholders nor residents of the State of Delaware.

     Notwithstanding any of the provisions of this Certificate of Incorporation or the by-laws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, this Certificate of Incorporation or the by-laws of the Corporation), any director or the entire Board of Directors of the Corporation may be removed at any time, but only for cause, and only at a meeting of the stockholders called for that purpose by the affirmative vote of the holders of 75% or more of the shares of the Corporation entitled to vote at an election of directors.

     Nominations for the election of directors may be made by the Board of Directors or by any stockholder entitled to vote for the election of directors. Such nominations shall be made by notice in writing, delivered or mailed by first class United States mail, postage prepaid, to the secretary of the Corporation not less than 14 days nor more than 50 days prior to any meeting of the stockholders called for the election of directors; provided, however, that if less than 21 days' notice of the meeting is given to stockholders, such written notice shall be delivered or mailed, as prescribed, to the Secretary of the Corporation not later than the close of business on the seventh day following the day on which notice of the meeting was mailed to stockholders. Notice of nominations which are proposed by the Board of Directors shall be given by the Chairman on behalf of the Board.

     Each such notice shall set forth (i) the name, age, business address and, if known, residence address of each nominee proposed in such notice, (ii) the principal occupation or employment of each such nominee and (iii) the number of shares of stock of the Corporation which are beneficially owned by each such nominee.

     The Chairman of the meeting may, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, and, if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded."